Lumera Corporation Receives NASDAQ Notification

BOTHELL, WA. (BUSINESS WIRE) -May 22, 2008--Lumera Corporation (NASDAQ: LMRA), a leader in the field of photonic communications, announced today it had received notice from The NASDAQ Stock Market stating that the Company’s stockholders’ equity at March 31, 2008 of $9,001,000 was less than the $10 million minimum in stockholders’ equity required for continued listing on The NASDAQ Global Market under Marketplace Rule 4450(a)(3). This notification, which was received in a letter dated May 16, 2008, is a standard communication when stockholders’ equity is less than the $10 million minimum requirement. The letter has no immediate effect on the listing of the Company's common stock at this time.

In its letter, NASDAQ staff requested that the Company provide, on or before May 30, 2008, a plan to achieve and sustain compliance with all of The NASDAQ Global Market listing requirements, including the minimum stockholders’ equity requirement. The Company will submit a plan to comply with the Global Market minimum listing requirements; however, should its plan to regain compliance be deemed insufficient by NASDAQ, the Company will pursue a transfer to the NASDAQ Capital Market where it currently meets the continued listing requirements. The Company does not believe that stockholders’ liquidity will be adversely impacted should a transfer to the NASDAQ Capital Market be required.

About Lumera
Lumera is a leader in photonic communications. The company designs electro-optic components based on proprietary polymer compounds for the telecommunications and computing industries. For more information, please visit www.lumera.com.

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Certain statements contained in this release are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company's forward-looking statements include the following: market acceptance of our technologies and products; our ability to obtain financing; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards and to develop partnership opportunities; the timing of commercial product launches; the ability to achieve key technical milestones in key products; and other risk factors identified from time to time in the company's SEC reports, including its Annual Report on Form 10-K, and its Quarterly Reports on Form 10-Q.

Contact:

Hélène F. Jaillet, Ph.D
(Investor Relations)
Lumera Corporation
425-398-6546

Todd Wolfenbarger
(Media)
The Summit Group Communications
801-595-1155
801-244-9600 cell

SOURCE: Lumera Corporation